-------------------------------
                                                           OMB APPROVAL
                                                 -------------------------------
                                                  OMB Number:         3235-0145
                                                  Expires:    February 28, 2006
                                                  Estimated average burden
                                                  hours per response.......11
                                                 -------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendments No. )*



                               United Online Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    911268100
                      ------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |X|       Rule 13d-1(b)

    |_|       Rule 13d-1(c)

    |_|       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (3-98)


                               Page 1 of 11 pages

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.


SEC 1745 (3-98)


                               Page 2 of 11 pages

CUSIP No.  911268100

    1. Name of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Osterweis Capital Management, Inc.
        94-2871718
--------------------------------------------------------------------------------

    2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  |X|................................................................
             -------------------------------------------------------------------

        (b)  ...................................................................
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    3.  SEC Use Only............................................................
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     California.....................
                                              ----------------------------------
--------------------------------------------------------------------------------

Number of        5.  Sole Voting Power        950,879...........................
Shares Bene-      --------------------------------------------------------------
ficially Owned -----------------------------------------------------------------
by Each        6.  Shared Voting Power        ..................................
Reporting                               ----------------------------------------
Person With:    ----------------------------------------------------------------
                7.  Sole Dispositive Power        1,030,079.....................
                                            ------------------------------------
                ----------------------------------------------------------------
                8.  Shared Dispositive Power        ............................
                                              ----------------------------------
--------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person   1,030,079
                                                                      ----------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)     N/A..............................................
                           -----------------------------------------------------

    11. Percent of Class Represented by Amount in Row (9)     1.65%.............
                                                           ---------------------
--------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

   IA...........................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------


SEC 1745 (3-98)


                               Page 3 of 11 pages

CUSIP No. 911268100

    1. Name of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Osterweis Capital Management, LLC
        94-3268572
--------------------------------------------------------------------------------

    2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  |X|................................................................
             -------------------------------------------------------------------

        (b)  ...................................................................
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    3.  SEC Use Only............................................................
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     California.....................
                                              ----------------------------------
--------------------------------------------------------------------------------

Number of        5.  Sole Voting Power        2,618,638.........................
Shares Bene-      --------------------------------------------------------------
ficially Owned -----------------------------------------------------------------
by Each        6.  Shared Voting Power        ..................................
Reporting                               ----------------------------------------
Person With:    ----------------------------------------------------------------
                7.  Sole Dispositive Power        2,618,638.....................
                                            ------------------------------------
                ----------------------------------------------------------------
                8.  Shared Dispositive Power        ............................
                                              ----------------------------------
--------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person   2,618,638
                                                                      ----------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)     N/A..............................................
                           -----------------------------------------------------

    11. Percent of Class Represented by Amount in Row (9)     4.20%.............
                                                           ---------------------
--------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

   IA...........................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------


SEC 1745 (3-98)


                               Page 4 of 11 pages

CUSIP No. 911268100

    1. Name of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        John S. Osterweis

--------------------------------------------------------------------------------

    2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  |X|................................................................
             -------------------------------------------------------------------

        (b)  ...................................................................
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

    3.  SEC Use Only............................................................
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     California.....................
                                              ----------------------------------
--------------------------------------------------------------------------------

Number of        5.  Sole Voting Power        3,569,517.........................
Shares Bene-      --------------------------------------------------------------
ficially Owned -----------------------------------------------------------------
by Each        6.  Shared Voting Power        ..................................
Reporting                               ----------------------------------------
Person With:    ----------------------------------------------------------------
                7.  Sole Dispositive Power        3,648,717.....................
                                            ------------------------------------
                ----------------------------------------------------------------
                8.  Shared Dispositive Power        ............................
                                              ----------------------------------
--------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person   3,648,717
                                                                      ----------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)     N/A..............................................
                           -----------------------------------------------------

    11. Percent of Class Represented by Amount in Row (9)     5.86%.............
                                                           ---------------------
--------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

   HC, IN.......................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------

   .............................................................................
--------------------------------------------------------------------------------


SEC 1745 (3-98)


                               Page 5 of 11 pages

Item 1.

       (a)    Name of Issuer

              United Online Inc.


       (b)    Address of Issuer's Principal Executive Offices

              21301 Burbank Boulevard
              Woodland Hills, CA 91367
Item 2.

       (a)    Name of Person Filing

              (i)    Osterweis Capital Management, Inc.

              (ii)   Osterweis Capital Management, LLC

              (iii)  John S. Osterweis



       (b) Address of Principal Business office or, if None, Residence

              (i)    One Maritime Plaza, Suite 800, San Francisco, CA 94111

              (ii)   One Maritime Plaza, Suite 800, San Francisco, CA 94111

              (iii)  One Maritime Plaza, Suite 800, San Francisco, CA 94111



       (c)    Citizenship

              (i)    CA Corporation

              (ii)   CA Limited Liability Corporation

              (iii)  U.S. Citizen



       (d)    Title of Class Securities

              Common



       (e)    CUSIP Number

              911268100



Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
         (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) |X| An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
         (f)   |_| An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F);
         (g)   |X| A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G);
         (h)   |_| A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)   |_| A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)   |X| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.       Ownership

              Common Stock:

              (a)   Amount Beneficially Owned: 3,648,717

              (b)   Percent of Class: 5.86%

              (c)   Number of shares as to which the joint filers have:

                    (i)   sole power to vote or to direct the vote: 3,569,517
                                                                    ---------

                    (ii)  shared power to vote or to direct the vote:
                                                                      ---------

                    (iii) sole power to dispose or to direct the disposition of:
                          3,648,717
                          ---------

                    (iv) shared power to dispose of or to direct the disposition of:
                                          ---------------


Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                                            n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                            See Exhibit C

Item 8.       Identification and Classification of Members of the Group.

                                            See Exhibit A

Item 9.       Notice of Dissolution of Group.

                                            n/a

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
Date:  February 13, 2006


                                           /s/ John S. Osterweis
                                 -----------------------------------------
                                                 Signature
                               By: John S. Osterweis, President of Osterweis
                                         Capital Management, Inc.

                                           /s/ John S. Osterweis
                                 -----------------------------------------
                                                 Signature
                               By: John S. Osterweis, President of Osterweis
                                         Capital Management, LLC

                                           /s/ John S. Osterweis
                                 -----------------------------------------
                                                 Signature
                             By: John S. Osterweis, Control Person of Osterweis
                               Capital Management, Inc. and Osterweis Capital
                                               Management, LLC

EXHIBIT A
       ---

            Identification and Classification of Members of the Group
            ---------------------------------------------------------


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

                 Name                          Classification
                 ----                          --------------


Osterweis Capital Management Inc.    Investment adviser in accordance with Rule
                                     13d-1(b)(1)(ii)(E)

Osterweis Capital Management LLC     Investment adviser in accordance with Rule
                                     13d-1(b)(1)(ii)(E)

John S. Osterweis                    Parent holding company or control person in
                                     accordance with Rule 13d-1(b)(1)(ii)(G)

EXHIBIT B
       ---

                  Joint Filing Agreement Pursuant to Rule 13d-1
                  ---------------------------------------------


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated:  February 13, 2006


                                           /s/ John S. Osterweis
                                 -----------------------------------------
                                                 Signature
                               By: John S. Osterweis, President of Osterweis
                                         Capital Management, Inc.

                                           /s/ John S. Osterweis
                                 -----------------------------------------
                                                 Signature
                               By: John S. Osterweis, President of Osterweis
                                         Capital Management, LLC

                                           /s/ John S. Osterweis
                                 -----------------------------------------
                                                 Signature
                             By: John S. Osterweis, Control Person of Osterweis
                               Capital Management, Inc. and Osterweis Capital
                                               Management, LLC

EXHIBIT C
       ---

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                 Identity                          Classification
                 --------                          --------------

Osterweis Capital Management Inc.     Investment adviser in accordance with Rule
                                      13d-1(b)(1)(ii)(E)

Osterweis Capital Management LLC      Investment adviser in accordance with Rule
                                      13d-1(b)(1)(ii)(E)